Exhibit 1(d)(1)
Pitney Bowes Inc.
(“Issuer”)
Global Medium-Term Notes
TERMS AGREEMENT
March 4, 2008
Pitney Bowes Inc.
World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
Attention: Helen Shan, Vice President and Treasurer
Ladies and Gentlemen:
     Reference is made to the Distribution Agreement, dated July 6, 2005, among the Issuer and the distributors named therein (the “Distribution Agreement”) relating to the Issuer’s Global Medium-Term Notes.
     Subject to the terms and conditions set forth herein and in the Distribution Agreement, which is incorporated by reference herein, the Issuer hereby agrees to sell, and the distributors named herein (the “Distributors”) agree to purchase, severally and not jointly, the principal amounts of the Issuer’s 5.60% Global Medium-Term Notes due 2018 (the “Notes”) set forth opposite their names below.

Principal Amount
Name	of Notes
Deutsche Bank Securities Inc.	$98,750,000
J.P. Morgan Securities Inc.	$98,750,000
Morgan Stanley & Co. Incorporated	$17,500,000
Citigroup Global Markets Inc.	$17,500,000
Credit Suisse Securities (USA) LLC	$17,500,000

Total	$250,000,000

     The terms of Notes shall be as follows:
     Principal amount: $250,000,000
     Distributor’s discount or commission: 0.65%
     Net proceeds to the Issuer: $245,582,500
     Public offering price:
☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale or otherwise.
☑	The Notes are being offered at a fixed initial public offering price of 98.883% of the principal amount plus accrued interest, if any, from March 7, 2008.
     Interest rate: 5.60% per annum
     Original issue date: March 7, 2008
     Stated Maturity: March 15, 2018
     Option to extend Maturity Date: ☐Yes     ☑ No
     Renewable Note: ☐Yes     ☑ No
☐	Initial Maturity Date:

☐	Final Maturity Date:
Interest Payment Dates: March 15 and September 15; first coupon payment on September 15, 2008
Regular Record Dates (if other than the 15th day of November and May): March 1 and September 1
     Original Issue Discount Securities: ☐Yes    ☑ No
     Issue price:
     Total amount of OID:
     Yield to Maturity:
     Initial accrual period OID:

     Day count convention:
☐	Actual/360

☐	Actual/actual

☑	30/360
     Redemption:
☐	The Notes cannot be redeemed prior to Stated Maturity.

☑	The Notes can be redeemed prior to Stated Maturity – See “Other Provisions – Make Whole Redemption”.
     Repayment:
☐	The Notes cannot be repaid prior to Stated Maturity.

☑	The Notes can be repaid prior to Stated Maturity at the option of the holder of the Notes.
     See “Other Provisions – Change of Control Offer” below.
     Optional repayment date(s): N/A
     Optional repayment price(s): N/A
     Specified currency (if other than U.S. dollars):
Authorized denomination (if other than U.S. $1,000 and integral multiples thereof): U.S. $2,000 or an integral multiple of U.S. $1,000 in excess thereof.
     Additional paying agent, if any:
     Form:
☑	Book-entry (to be held on behalf of The Depository Trust Company)

☐	Individually certificated

     Distributor(s):
☐	ABN AMRO Incorporated

☐	Banc of America Securities LLC

☐	Barclays Capital Inc.

☑	Citigroup Global Markets Inc.

☑	Credit Suisse Securities (USA) LLC

☑	Deutsche Bank Securities Inc.

☑	J.P. Morgan Securities Inc.

☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated

☑	Morgan Stanley & Co. Incorporated

☐	Others:

Settlement Date, Time and Place:	March 7, 2008, at 9:00 a.m. New York City time at the offices of Sidley Austin LLP for the delivery of documents; delivery of funds on March 7, 2008 in accordance with DTC procedures for medium-term notes.
     Other Provisions:
     1. Make Whole Redemption. The Issuer may redeem the Notes, at any time in whole or from time to time in part, at a redemption price equal to the sum of 100% of the aggregate principal amount of the Notes being redeemed, accrued but unpaid interest on those Notes to the redemption date, and the Make-Whole Amount, if any, as defined below.
     “Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the Notes being redeemed.
     “Reinvestment Rate” means 0.35% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption

“Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the Notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Issuer.
     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the Indenture dated as of February 14, 2005 (the “Initial Indenture”), between the Issuer and Citibank, N.A., as trustee, and the First Supplemental Indenture (the “First Supplemental Indenture”, and together with the Initial Indenture, the “Indenture”), dated as of October 23, 2007 by and among the Issuer, The Bank of New York, as successor trustee (the “Trustee”) and Citibank, N.A., as resigning trustee, then such other reasonably comparable index which shall be designated by the Issuer.
     2. Change of Control Offer. If a change of control triggering event occurs, unless the Issuer has exercised its option to redeem the Notes as described above under “Make Whole Redemption”, the Issuer will be required to make an offer (the “change of control offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the Notes. In the change of control offer, the Issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the Notes to be repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at the Issuer’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the Notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date. In the event that such offer to purchase fails to satisfy the condition in the preceding sentence, the Issuer will cause another notice meeting the aforementioned requirements to be mailed to holders of the Notes.
     On the change of control payment date, the Issuer will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.
     The Issuer will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, the Issuer will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.
     The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the Notes, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the Notes by virtue of any such conflict.
     For purposes of the change of control offer provisions of the Notes, the following terms will be applicable:
     “Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer, any subsidiary or employee benefit plan of the Issuer or employee benefit plan of any subsidiary of the Issuer) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Issuer or other voting stock into which the voting stock of the Issuer is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of transactions approved by the Board of Directors as part of a single plan, of 85% or more of the total consolidated assets of the Issuer as shown on the Issuer’s most recent audited balance sheet, to one or more “persons” (as that term is defined in the Indenture) (other than the Issuer or one of the subsidiaries of the Issuer); or (3) the first day on which a majority of the members of the Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of the Issuer immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.
     “Change of control triggering event” means the occurrence of both a change of control and a rating event.
     “Continuing directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Issuer in which such member was named as a nominee for election as a director, without objection to such nomination).
     “Fitch” means Fitch Ratings.
     “Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Issuer.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
     “Rating event” means the rating on the Notes is lowered by each of the rating agencies and the Notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or the intention of the Issuer to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will be deemed not to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Issuer’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
     3. Terms Agreement Supplement. This Terms Agreement is subject to additional terms and conditions as set forth in the Terms Agreement Supplement attached hereto as Annex A (the “Terms Agreement Supplement”). For purposes of this Terms Agreement and the Terms Agreement Supplement, the term “General Use Issuer Free Writing Prospectus” shall mean the final pricing term sheet attached hereto as Annex B that has been prepared and delivered by the Issuer to the Distributors in connection with their solicitation of offers to purchase the Notes.
     4. Conditions. The Distributors’ agreement to purchase the Notes hereunder is subject to the conditions set forth in the Distribution Agreement, as modified by the Terms Agreement Supplement and to the further condition that they be in timely receipt of the opinions, letters, officers’ certificate and other documents set forth in paragraph 5 below. If for any reason the purchase by the undersigned of the Notes is not consummated other than because of a default by the undersigned or a failure to satisfy a condition set forth in clause (iii), (v), (vi) or (vii) of Section 5(c) of the Distribution Agreement, as modified by the Terms Agreement Supplement, the Issuer shall reimburse the undersigned for all out-of-pocket expenses reasonably incurred by the undersigned in connection with the offering of the Notes and not otherwise required to be reimbursed pursuant to Section 4(i) of the Distribution Agreement and the obligations of the Issuer under Section 4(f) of the Distribution Agreement and the respective obligations of the Issuer and the Distributors pursuant to Section 7 of the Distribution Agreement shall remain in effect, in each case as modified by the Terms Agreement Supplement.
     5. Additional Documents. On the date hereof, the accountant’s letter referred to in Section 5(g) of the Distribution Agreement will be required to be delivered.
     At the time of delivery of the Notes, the following will be required to be delivered: a letter from the accountants referred to in the preceding paragraph to the effect that they reaffirm the statements made in the letter furnished on the date hereof except that the specified date referred to shall be a date not more than three business days prior to the date of delivery; the opinions specified in Section 5(e)(i) and (ii) of the Distribution Agreement; the certificate specified in Section 5(f) of the Distribution Agreement; the opinion of Sidley Austin LLP as to the matters set forth in Section 5(h) of the Distribution Agreement; and such other documents as are reasonably requested by us or counsel in accordance with the provisions of Section 5(i) of the Distribution Agreement.
     6. Definitions. Defined terms used herein but not defined herein shall have the meanings assigned to them in (i) the Distribution Agreement, (ii) the Terms Agreement

Supplement, (iii) the Indenture, and (iv) the Prospectus Supplement relating to the Notes dated July 6, 2005, as applicable.

     This Terms Agreement shall constitute an agreement between the Issuer and the undersigned for the sale and purchase of the Notes described herein upon the terms set forth herein and in the Distribution Agreement.
     Very truly yours,

DEUTSCHE BANK SECURITIES INC.
By:	/s/ Ritu Ketkar
	Name:	Ritu Ketkar
	Title:	Director

By:	/s/ Scott Flieger
	Name:	Scott Flieger
	Title:	Managing Director

J.P. MORGAN SECURITIES INC.
By:	/s/ Robert Bottamedi
	Name:	Robert Bottamedi
	Title:	Vice President

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Aron Jaroslawicz
	Name:	Aron Jaroslawicz
	Title:	Executive Director

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Brian Bednarski
	Name:	Brian Bednarski
	Title:	Managing Director

CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ Helen Willner
	Name:	Helen Willner
	Title:	Director

Accepted and agreed to
as of the date set forth above.
PITNEY BOWES INC.

By:	/s/ Michael Monahan

Name: Michael Monahan Title: Executive Vice President & Chief Financial Officer

By:	/s/ Helen Shan

Name: Helen Shan Title: Vice President & Treasurer

Annex A
Terms Agreement Supplement
     1. Scope. This Supplement is attached to and forms a part of the Terms Agreement, dated March 4, 2008 (including the Distribution Agreement (as defined in the Terms Agreement), the “Terms Agreement”), among Pitney Bowes Inc., a Delaware corporation (the “Issuer”), and the distributors identified therein (each, a “Distributor”). Capitalized terms used but not defined herein have the meanings ascribed in the Terms Agreement or the Distribution Agreement, as the case may be.
     2. Definitions. The following terms have the following meanings in this Supplement and the Terms Agreement:
          (a) “Registration Statement” as of any time means the registration statement, as amended by any amendment thereto, registering the offer and sale of the Notes, among other securities, in the form then filed by the Issuer with the Commission, including any document incorporated by reference therein and any prospectus, prospectus supplement and/or pricing supplement deemed or retroactively deemed to be a part thereof at such time that has not been superseded or modified. “Registration Statement” without reference to a time means such registration statement, as amended, as of the time of the first contract of sale for the Notes, which time shall be considered the “ new effective date” of such registration statement, as amended, with respect to the Notes (within the meaning of Rule 430B(f)(2)). For purposes of this definition, information contained in a form of prospectus, prospectus supplement or pricing supplement that is retroactively deemed to be a part of such registration statement, as amended, pursuant to Rule 430B or Rule 430C shall be considered to be included in such registration statement, as amended, as of the time specified in Rule 430B or Rule 430C, as the case may be.
          (b) “Statutory Prospectus” means, collectively, (i) the prospectus relating to the various securities of the Issuer, including the Notes, that is included in the Registration Statement; (ii) the prospectus supplement relating to the Issuer’s Global Medium –Term Notes most recently filed by the Issuer with the Commission prior to the date of the Terms Agreement; and (iii) any preliminary pricing supplement conveyed to investors in connection with the offering and the sale of the Notes prior to the execution of the Terms Agreement and filed by the Issuer with the Commission pursuant to Rule 424(b), in each case, including any document incorporated by reference therein. For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement or pricing supplement) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B or 430C shall be considered to be included in the Statutory Prospectus only as of the actual time that such form of prospectus (including a prospectus or pricing supplement) is filed with the Commission pursuant to Rule 424(b).
          (c) “Prospectus” means, collectively, the Statutory Prospectus and the final pricing supplement relating to the Notes filed by the Issuer with the Commission pursuant to Rule 424(b) that discloses the public offering price and other final terms of the Notes and otherwise satisfies Section 10(a) of the Securities Act.

          (d) “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Notes in the form filed or required to be filed by the Issuer with the Commission or, if not required to be filed, in the form retained in the Issuer’s records pursuant to Rule 433(g).
          (e) “General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in a schedule to the Terms Agreement of which this Supplement is a part.
          (f) “Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.
          (g) “Applicable Time” means 5:11 p.m. (Eastern time) on the date of the Terms Agreement.
     3. Representations and Warranties of the Issuer. In addition to the representations, warranties and agreements of the Issuer in the Terms Agreement (including those incorporated by reference therein from the Distribution Agreement), the Issuer, as of the date of the Terms Agreement, and as of the settlement date for the sale of the Notes that is specified in the Terms Agreement (the “Closing Date”) represents and warrants to, and agree with, each Distributor that:
          (a) If, immediately prior to December 1, 2008, any Distributor holds any Notes purchased by it and having the status of an unsold allotment in the initial distribution, the Issuer will, prior to that date, file, if it has not already done so, a new shelf registration statement relating to the Notes, will use its reasonable best efforts to cause such registration statement to be declared effective within 180 days after that date and will take all other actions necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the expired Registration Statement relating to the Notes. References herein to the “Registration Statement” shall include such new shelf registration statement.
          (b) As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any documents included in the Statutory Prospectus based upon written information furnished to the Issuer by any Distributor specifically for use therein.
          (c) Each Issuer Free Writing Prospectus, as of its issue date, as of the date hereof and at all subsequent times through the completion of the offer and sale of the Notes (unless the Issuer shall have provided the notice referred to in the next sentence), did not, does not and will not include any information that conflicted, conflicts or will conflict (within the meaning of Rule 433(c) under the Securities Act) with the information then contained in the Registration Statement. If prior to the completion of the offer and sale of the Notes at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted, conflicts or would conflict with the information then contained in the Registration Statement or included, includes or would include an untrue statement of a material fact or omitted, omits or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Issuer represents that it (i) will promptly notify the Distributors and (ii) will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
          (d) At the time the Issuer or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Notes in reliance on the exemption of Rule 163 under the Securities Act, the Issuer was a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act; and at the earliest time after the filing of the Registration Statement that the Issuer or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Notes, the Issuer was not an “ineligible issuer” as defined in Rule 405 under the Securities Act.
          (e) References to “the Prospectus” in Sections 2(c), 2 (d) and 2(i) of the Distribution Agreement shall be deemed to refer to “the General Disclosure Package and the Prospectus”.
          (f) Reference to the “Registration Statement and the Prospectus as amended or supplemented at each Representation Date” in Section 2(h) of the Distribution Agreement shall be deemed to refer to “the Registration Statement, the Prospectus or the General Disclosure Package”.
     4. Certain Agreements of the Issuer.
          (a) References to “the Prospectus” in Sections 4(b) and 4(c) of the Distribution Agreement shall be deemed to refer to “the Statutory Prospectus or Prospectus.”
          (b) References to “the Prospectus” in Section 4(g) of the Distribution Agreement shall be deemed to refer to “the Prospectus and Statutory Prospectus.”
          (c) In addition to the expenses described in Section 4(i) of the Distribution Agreement, the Issuer will pay reasonable expenses incident to the preparation and distribution of each Issuer Free Writing Prospectuses to investors or prospective investors.
     5. Free Writing Prospectuses. (a) The Issuer represents and agrees that, unless it obtains the prior consent of the Distributors, and each Distributor represents and agrees that, unless it obtains the prior consent of the Issuer and Deutsche Bank Securities Inc. (“Deutsche Bank”) and J.P. Morgan Securities Inc. (together with Deutsche Bank, the “Lead Distributors”), it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act, required to be filed with the Commission. Any such free writing prospectus consented to in writing by the Issuer and the Lead Distributors is referred to herein as a “Permitted Free Writing Prospectus.” The Issuer represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an Issuer Free

Writing Prospectus and has complied and will comply with the requirements of Rule 433 under the Securities Act applicable to each and every Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.
          (b) The Issuer will prepare a final term sheet (which, if available, may be in a form substantially similar to the proposed form of the Pricing Supplement), relating to the final terms of the Notes and, subject to the consent of the Lead Distributors required in Section 5(a), will file such final term sheet within the period required by Rule 433(d)(5)(ii). Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Supplement. Notwithstanding anything to the contrary contained herein (including Section 5(a)), the Issuer consents to the use by any Distributor of a free writing prospectus that contains only (a)(i) information describing the preliminary terms of the Notes or their offering or (ii) information that describes the final terms of the Notes or their offering and that is or is to be included in the final term sheet of the Issuer contemplated in the first sentence of this subsection section or (b) other customary information that is neither “issuer information,” as defined in Rule 433 under the Securities Act, or otherwise an Issuer Free Writing Prospectus.
     6. Conditions of the Obligations of the Distributors.
          (a) The reference in Section 5(a) of the Distribution Agreement to “Prospectus” shall be deemed to refer to “the Statutory Prospectus and Prospectus.”
          (b) References to “the Prospectus” in Sections 5(b), 5 (c) and 5(f) (other than in relation to the first reference in clause (iv) of Section 5(f)) of the Distribution Agreement shall be deemed to refer to “the General Disclosure Package and Prospectus.”
          (c) Reference to “the Prospectus” in Section 5(f) (solely in relation to the first reference in clause (iv)) of the Distribution Agreement shall be deemed to refer to “the General Disclosure Package or Prospectus.”
          (d) In addition to the conditions in the Terms Agreement, the obligations of the several Distributors to purchase and pay for the Notes will be subject to the condition precedent that the Distributors shall have received letters, dated the Closing Date, of counsel referred to in Sections 5(e)(i) and (ii) and Section 5(h) of the Distribution Agreement, to the effect that:
Such counsel has no reason to believe that the General Disclosure Package, at the Applicable Time included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (e) All references to “Sidley Austin Brown & Wood LLP” in the Distribution Agreement shall be replaced with “Sidley Austin LLP”.
          (f) References to “the Prospectus” in Section 5(g) of the Distribution Agreement shall be deemed to refer to “the General Disclosure Package or Prospectus.”

     7. Additional Covenants of Issuer. References to “the Prospectus” in Section 6(a) of the Distribution Agreement shall be deemed to refer to “ the General Disclosure Package and Prospectus”.
     8. Indemnification. References to “the Prospectus” in Section 7(a) of the Distribution Agreement shall be deemed to refer to “each Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus.”

Annex B
PITNEY BOWES INC.
5.600 % Medium-Term Notes due 2018

Principal amount: $250,000,000	Interest rate: 5.600%
Agent’s discount or commission: 0.65%	Original issue date: March 7, 2008
Net proceeds to Pitney Bowes: $245,582,500	Stated maturity date: March 15, 2018 Option to extend maturity date: No
Interest payment dates:

☐	January 15 and July 15, commencing
☑	Other: March 15 and September 15; first coupon payment on September 15, 2008
Regular record dates (if other than the 15th day of May and November): March 1 and September 1
Original issue discount: ☐     Yes       ☑      No
Issue price:
Total amount of OID:
Yield to maturity:
Initial accrual period OID:
Day count convention:

☐	Actual/360
☐	Actual/actual
☑	30/360
Redemption:

☐	The notes cannot be redeemed prior to the stated maturity date.
☑	The notes can be redeemed prior to the stated maturity date at the option of the Issuer.
See “Other Provisions – Make Whole Redemption”.
Repayment:

☐	The notes cannot be repaid prior to the stated maturity date.
☑	The notes can be repaid prior to the stated maturity date at the option of the holder of the notes.
See “Other Provisions – Change of Control Offer”.
Optional repayment date(s): N/A
Optional repayment price(s): N/A

Specified currency (if other than U.S. dollars):
Authorized denomination (if other than U.S. $1,000 and integral multiples thereof): U.S. $2,000 or an integral multiple of U.S. $1,000 in excess thereof
Trustee, registrar, authenticating and paying agent: The Bank of New York
Exchange rate agent, if any:
Additional paying agent, if any:
Form:

☑	Book-entry (to be held on behalf of The Depository Trust Company)
☐	Individually certificated
Agent (Amount):

☐	ABN AMRO Incorporated
☐	Banc of America Securities LLC
☐	Barclays Capital Inc.
☑	Citigroup Global Markets Inc. $17,500,000
☑	Credit Suisse Securities (USA) LLC $17,500,000
☑	Deutsche Bank Securities Inc. $98,500,000
☑	J.P. Morgan Securities Inc. $98,500,000
☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated
☑	Morgan Stanley & Co. Incorporated $17,500,000
☐	Others:
Agent acting in the capacity as indicated below:
☐ Agent       ☑ Principal
If as principal:

☐	The notes are being offered at varying prices related to prevailing market prices at the time of resale.
☑	The notes are being offered at a fixed initial public offering price of 98.883% of the principal amount plus accrued interest, if any, from March 7, 2008.
If as Agent:
The Notes are being offered at a fixed initial public offering price of ___% of the principal amount plus accrued interest, if any, from ___.
CUSIP Number: 72447XAD9

Investing in the Notes involves risks. See “Risk Factors” on page S-3 of the Prospectus Supplement, dated July 6, 2005, and “Risk Factors” on page 5 of Pitney Bowes Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission on February 29, 2008.
     Other Provisions:
     1. Make Whole Redemption. The Issuer may redeem the Notes, at any time in whole or from time to time in part, at a redemption price equal to the sum of 100% of the aggregate principal amount of the Notes being redeemed, accrued but unpaid interest on those Notes to the redemption date, and the Make-Whole Amount, if any, as defined below.
     “Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the Notes being redeemed.
     “Reinvestment Rate” means 0.35% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the Notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Issuer.
     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the Indenture dated as of February 14, 2005 (the “Initial Indenture”), between the Issuer and Citibank, N.A., as trustee, and the First Supplemental Indenture (the “First Supplemental Indenture”, and together with the Initial Indenture, the “Indenture”), dated as of October 23, 2007 by and among the Issuer, The Bank of New York, as successor trustee (the “Trustee”) and

Citibank, N.A., as resigning trustee, then such other reasonably comparable index which shall be designated by the Issuer.
     2. Change of Control Offer. If a change of control triggering event occurs, unless the Issuer has exercised its option to redeem the Notes as described above under “Make Whole Redemption”, the Issuer will be required to make an offer (the “change of control offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the Notes. In the change of control offer, the Issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the Notes to be repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at the Issuer’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the Notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date. In the event that such offer to purchase fails to satisfy the condition in the preceding sentence, the Issuer will cause another notice meeting the aforementioned requirements to be mailed to holders of the Notes.
     On the change of control payment date, the Issuer will, to the extent lawful:
•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.
     The Issuer will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, the Issuer will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.
     The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the Notes, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the Notes by virtue of any such conflict.
     For purposes of the change of control offer provisions of the Notes, the following terms will be applicable:
     “Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer, any subsidiary or employee benefit plan of the Issuer or employee benefit plan of any subsidiary of the Issuer) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Issuer or other voting stock into which the voting stock of the Issuer is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of transactions approved by the Board of Directors as part of a single plan, of 85% or more of the total consolidated assets of the Issuer as shown on the Issuer’s most recent audited balance sheet, to one or more “persons” (as that term is defined in the Indenture) (other than the Issuer or one of the subsidiaries of the Issuer); or (3) the first day on which a majority of the members of the Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of the Issuer immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.
     “Change of control triggering event” means the occurrence of both a change of control and a rating event.
     “Continuing directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Issuer in which such member was named as a nominee for election as a director, without objection to such nomination).
     “Fitch” means Fitch Ratings.
     “Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Issuer.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
     “Rating event” means the rating on the Notes is lowered by each of the rating agencies and the Notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or the intention of the Issuer to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will be deemed not to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Issuer’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free on the SEC website at www.sec.gov. Alternatively, the Issuer or any Distributor will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611, J.P. Morgan Securities Inc. at (212) 834-4533, or Investor Relations of the Issuer collect at (203) 356-5000.